Exhibit 99.B(m)(5)(i)

May 1, 2010

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Funds Distributor, LLC (the “Distributor”) agrees to waive, from May 1, 2010 through May 1, 2011, a portion of its service fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Service Class shares of ING Baron Small Cap Growth Portfolio, a series of ING Partners, Inc., shall be as follows:

Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Service Class
ING Baron Small Cap Growth Portfolio	1.31%

The Distributor acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

ING Funds Distributor, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com